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                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.

              COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                                 MARCH 31, 1998
                                   (UNAUDITED)


                                                                                  ---------------------------------
                                                                                  MARCH 31, 1998   MARCH 31, 1997
                                                                                  ---------------------------------
 Net Income ....................................................................       $7,376,489      $35,979,305

 Common Equivalent Shares:

 Weighted Average Common Shares Outstanding - Basic ............................      138,479,690      137,711,091
 Weighted Average Common Equivalent Shares .....................................        2,225,049        2,058,091
                                                                                  ---------------------------------
 Weighted Average Common and Common Equivalent Shares - Diluted ................      140,704,739      139,769,182
                                                                                  ---------------------------------

 Net Income per Common Equivalent Share - Basic ................................            $0.05            $0.26
 Net Income per Common Equivalent Share - Diluted ..............................            $0.05            $0.26


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